Exhibit 99.1
Jabil Announces Expiration of
Tender Offer For 5.875% Senior Notes Due 2010
St. Petersburg, FL—August 25, 2009 - Jabil Circuit, Inc. (NYSE:JBL) announced today the expiration of its previously announced tender offer (the “Tender Offer”) for any and all of its outstanding $300.0 million aggregate principal amount of 5.875% Senior Notes due 2010 (the “Notes”). The Tender Offer expired at 12:00 midnight, New York City time, on August 24, 2009.
As previously announced, Jabil purchased $294.9 million aggregate principal amount of the Notes, or 98.3% of the total outstanding, which were validly tendered prior to the early tender deadline of 5:00 p.m., New York City time, on August 10, 2009 (the “Early Tender Deadline”). No additional Notes were tendered following the Early Tender Deadline.
This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell with respect to any securities. The Tender Offer was made pursuant to the terms of the Offer to Purchase and the related Letter of Transmittal, each dated as of July 28, 2009. The Tender Offer was not made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.
Jabil engaged J.P. Morgan Securities Inc., Citigroup Global Markets Inc. and RBS Securities Inc. to act as dealer managers for the Tender Offer, IPREO to act as information agent for the Tender Offer and The Bank of New York Mellon Trust Company, N.A. to serve as depositary for the Tender Offer.
About Jabil
Jabil is an electronic product solutions company providing comprehensive electronics design, manufacturing and product management services to global electronics and technology companies. Jabil common stock is traded on the New York Stock Exchange under the symbol, “JBL”. Further information is available on the company’s website: jabil.com.
Investor & Media Contact:
Beth Walters
Vice President, Investor Relations
Jabil Circuit, Inc.
(727) 803-3349
investor_relations@jabil.com